Exhibit 99.1

The First Bancorp Increases Quarterly Dividend

DAMARISCOTTA, Maine - (BUSINESS WIRE) - December 19, 2013 - The Board of Directors of The First Bancorp (NASDAQ: FNLC), today declared a quarterly dividend of 20 cents per share. This fourth-quarter dividend is payable January 31, 2014 to shareholders of record as of January 6, 2014, and it represents a half cent increase to the 19.5 cents per share dividend the Company has paid each quarter for the past five years. Based on the December 18, 2013 closing price of $17.66 per share, the annualized dividend of 80 cents per share translates into a yield of 4.53%.
"With the final repayment earlier this year of the U.S. Treasury's preferred stock investment in the Company under the Capital Purchase Program, I am pleased that we are once again in a position to increase the dividend," commented the Company's President & Chief Executive Officer, Daniel R. Daigneault. "This is the first increase in our dividend since the third quarter of 2008, and it is made possible by good earnings and strong capital. It is consistent with the improved performance metrics we have seen in the past few quarters along with the improvement we have seen in credit quality, as measured by the declining level of non-performing assets."
The First Bancorp, headquartered in Damariscotta, Maine, is the holding company for The First, N.A. Founded in 1864, The First is an independent community bank serving Mid-Coast and Down East Maine with 16 offices in Lincoln, Knox, Hancock, Penobscot and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. First Advisors, a division of The First, provides investment advisory, private banking and trust services from four offices in Lincoln, Penobscot and Hancock Counties.
Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.
For more information, please contact F. Stephen Ward, the First Bancorp's Treasurer & Chief Financial Officer, at 207.563.3272.